Exhibit 4.2

THIRD AMENDMENT

TO THE

PREFERRED STOCK RIGHTS AGREEMENT

THIS THIRD AMENDMENT TO THE PREFERRED STOCK RIGHTS AGREEMENT (this “Third Amendment”), dated as of January 12, 2012, by and between ISTA Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., as successor rights agent (the “Rights Agent”), amends that certain Preferred Stock Rights Agreement, dated as of December 31, 2001, as subsequently amended, by and between the Company and the Rights Agent, as successor rights agent (the “Rights Agreement”).

WHEREAS, on January 12, 2012, the Board of Directors resolved to amend the Rights Agreement as set forth below;

WHEREAS, Section 27 of the Rights Agreement provides that prior to the Distribution Date (as defined in the Rights Agreement), the Company may supplement or amend the Rights Agreement in any respect without the approval of any holders of Rights; and

WHEREAS, the Distribution Date has not yet occurred.

NOW, THEREFORE, in accordance with the procedures for amendment of the Rights Agreement set forth in Section 27 thereof, and in consideration of the foregoing and the mutual agreements herein set forth, the parties hereby agree as follows:

1. Section 1(p) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“(p) ‘Expiration Date’ shall mean the earliest to occur of: (i) 11:58 p.m. New York time on the Final Expiration Date, (ii) the Redemption Date, or (iii) the time at which the Board of Directors orders the exchange of the Rights as provided in Section 24 hereof.”

2. Section 1(q) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“(q) ‘Final Expiration Date’ shall mean January 12, 2012.”

3. Except as expressly set forth herein, this Third Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Except as expressly amended hereby, the Rights Agreement remains in full force and effect in accordance with its terms.

4. This Third Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Third Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

5. Capitalized terms used herein but not defined shall have the meanings given to them in the Rights Agreement.

6. The Company hereby certifies to the Rights Agent that this Third Amendment is in compliance with Section 27 of the Rights Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to the Preferred Stock Rights Agreement to be duly executed as of the day and year first written above.

ISTA PHARMACEUTICALS, INC., a Delaware corporation

By:	/s/ Vicente Anido, Jr.
Name:	Vicente Anido, Jr.
Its:	President and Chief Executive Officer

COMPUTERSHARE TRUST COMPANY, N.A., as Rights Agent

By:	/s/ Ian Yewer
Name:	Ian Yewer
Its:	Branch Manager